                                                                    Exhibit 10.2
C.H. Robinson Company [Letterhead]

       April 2, 1997



  ___________



                  OPERATIONAL EXECUTIVE COMPENSATION PROGRAM
                                  (O.E.C.P.)

           The Compensation Committee is pleased to continue the O. E. C. P. compensation program for certain selected operating personnel. Some modifications to the program have been made which the Compensation Committee believes will be beneficial. Only by growth, and continued growth, will this program give you increasing financial rewards.

           1. The program will run for three calendar years, commencing in 1996. There is no commitment by the Committee or the Company that the program will continue beyond these three years.

           2. The units allocated to you below are for the year 1996, and will be awarded annually throughout the life of the program. These units may be decreased or increased, or remain the same in any year at the discretion of the Committee.

           3. If an individual dies, or leaves the company for any reason, the unearned units awarded this individual shall return to the Company and may be distributed in the following year or years or left in the program at the discretion of the Committee. Such an individual will have no right to receive any amount under this program.

           4.  Payment of any awards earned hereunder will be paid in cash.

           5. Profit Sharing will be paid only on those awards earned and paid, and in the year those awards are in fact paid.

           6. This award shall be paid in cash and shall be based on C. H. Robinson, Inc., (the Company's) gross net earnings from operations, (earnings prior to federal and state income taxes, profit sharing, extraordinary gains or losses from sale of all or part of various businesses, C.O.M.I.P. and this plan, O.E.C.P.), as determined by the Compensation Committee, which determination shall be final and binding on all parties; provided, however, that the foregoing computation of earnings shall eliminate, and shall not take into account, any deduction or amortization on account of any goodwill, going concern value, covenants not to compete or any other similar or related intangible, but only to the extent that any of the foregoing items arise out of, or on account of, any acquisition of any business by the Company taking place at any time on or after December 31, 1989. The contributions shall be determined by taking the
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  number of units in each bracket and multiplying by the unit value shown. For example, if we were to achieve our 1996 Budget of $36,000,000 Gross Net each unit in the following brackets would have a value as follows:

       A to E                                   $10,000,000 to  $35,000,000      $ 25,000.00
       F                                        $35,000,000 to  $40,000,000      $  5,000.00
       G                                        $40,000,000 to  $45,000,000      $  5,000.00
       H                                        $45,000,000 to  $50,000,000      $  5,000.00
       I                                        $50,000,000 to  $55,000,000      $  5,000.00
       J                                        $55,000,000 to  $60,000,000      $  5,000.00
       K                                        $60,000,000 to  $65,000,000      $  5,000.00
       L                                        $65,000,000 to  $70,000,000      $  5,000.00
       M                                        $70,000,000 to  $75,000,000      $  5,000.00
       N                                        $75,000,000 to  $80,000,000      $  5,000.00
       O                                        $80,000,000 to  $85,000,000            -0-

  You have been awarded the following units:

                                                                                 NUMBER OF UNITS
                                                                                 ---------------
       A to E                                   $10,000,000 to  $35,000,000
       F                                        $35,000,000 to  $40,000,000
       G                                        $40,000,000 to  $45,000,000
       H                                        $45,000,000 to  $50,000,000
       I                                        $50,000,000 to  $55,000,000
       J                                        $55,000,000 to  $60,000,000
       K                                        $60,000,000 to  $65,000,000
       L                                        $65,000,000 to  $70,000,000
       M                                        $70,000,000 to  $75,000,000
       N                                        $75,000,000 to  $80,000,000
       O                                        $80,000,000 to  $85,000,000

            7. Any awards earned hereunder shall be paid in cash on March 10 following the end of the year to which the cash award relates.
  Notwithstanding the foregoing, within 30 days of the date hereof you and the Company may enter into a supplement to this letter, which must be acceptable to the Company in its sole and absolute discretion, pursuant to which the cash award which you may otherwise be entitled to receive on March 10 shall instead be deferred to a subsequent payment date. You must understand, however, that any such supplement to defer the receipt of an award hereunder must be irrevocable when made and shall not be subject to any amendment or modification. Further, the Company will be under a contractual obligation to make payments to you in accordance with any such supplement. Such payments shall not be financed from a trust fund, insurance or otherwise and shall be paid solely out of the general funds of the Company. You will not have any interest whatsoever in any specific asset of the Company as a result of the execution of such a supplement, and your rights to payments thereunder shall be no greater than the right of any other general unsecured creditor of the Company.

            8. Any payment due hereunder will be forfeited if you leave the Company and are employed or perform a service that is determined to be in direct competition with C. H. Robinson, Inc. or its subsidiaries, or if you disclose any confidential information or trade secrets of C. H. Robinson, Inc. or its subsidiaries. The Compensation Committee's determination of this is final. Your participation in the program shall not confer on you any right with respect to continuance of employment with the Company, nor will it interfere in any way with the right of the Company to terminate such employment at any time. Furthermore, the adoption of this program will not in any way interfere with the right of the Company to select among, adopt or change any business investment or compensation policies or plans at any time or from time to time in its sole and absolute discretion.
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            The Committee is enthusiastic about this new program, as it feels that the more incentives it can provide each person, the more vitally and
  personally interested and involved this person will become in   making  C. H.
  Robinson, Inc. a bigger and better company.

  Yours very truly,

  COMPENSATION COMMITTEE



   D. R. (Sid) Verdoorn


   Enclosure